EXHIBIT (10-13)
ADDITIONAL PROGRAMS AVAILABLE TO CERTAIN OFFICERS AND NON-EMPLOYEE DIRECTORS
I. Certain Officer Programs
The following is a summary of programs that are available to employees at the President level or higher (“Eligible Employees”).
Financial Counseling
The Financial Counseling Program is a reimbursement program designed to address the special financial planning needs of Eligible Employees. The Company provides a one-time initial reimbursement of up to $12,500 for program set-up, to include initial consultations with tax and financial experts and tax and financial counseling for the initial year in which the employee participates in the program. Thereafter, the company reimburses Eligible Employees up to $8,500 annually for tax and financial counseling services.
The amounts described above are maximum reimbursement levels and may be used only for eligible expenses. Reimbursements may not be used for broker, portfolio management or similar fees, and the Company does not make cash payouts of any unused allowances. In addition, services provided by the Company’s independent auditor are not reimbursable under this program.
Executive Physical
The Company will reimburse the cost of an annual physical examination for each Eligible Employee.
Club Membership
Cincinnati, Ohio-based Eligible Employees are authorized to join the Metropolitan Club or Banker’s Club at the Company’s expense. The Metropolitan and Banker’s clubs are private social/dining clubs, where the annual membership fees for each Eligible Employee are currently no more than $2,000 per club. For Eligible Employees based outside of Cincinnati, Ohio, the Company will reimburse the costs of joining a local social/dining club. The primary purpose of these memberships is to facilitate business-related entertaining and networking. However, these are full memberships and as such Eligible Employees are able to use these memberships for personal use as well. Apart from the annual membership fee, the Company does not reimburse or otherwise cover any personal use of these memberships. This program will be discontinued effective January 1, 2008.
Personal Security
The Company provides personal security services such as home security systems/monitoring and secured workplace parking to the Chief Executive Officer, Chief Operating Officer, President-Global Business Units, Chief Financial Officer and the Vice-Chairs of the Company, at Company expense. In addition, The Global Human

Resources Officer may approve personal security services to other Company Employees where appropriate, again at Company expense.
Spouse and Personal Travel
The purpose of the spouse travel program is to familiarize the spouse with the business issues and demands facing Eligible Employees and to meet other P&G employees and spouses.
The Company allows spouses (or significant others) of Eligible Employees to accompany the relevant Eligible Employee on up to two international business trips per year and up to one domestic business trip per year, at Company expense. This element of the program is being discontinued effective January 1, 2008.
In addition, the Company holds two or three senior management meetings each year when executives are encouraged to bring a spouse (or significant other). In these situations, the Company pays reasonable air and ground transportation, sight-seeing tour, other incidental costs. Other similar Company-paid travel is subject to approval by the head of the relevant Global Business Unit, the head of the Global MDO, or the Global Human Resources Officer, as appropriate.
While Company aircraft is generally used for Company business only, for security reasons the Chief Executive Officer is required to us Company aircraft for all air travel, including personal travel and travel to outside board meetings. While traveling on Company aircraft the Chief Executive may bring a limited number of guests to accompany him. If a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, the Chief Operating Officer, President-Global Business Units, Chief Financial Officer and the Vice-Chairs of the Company may use the aircraft for personal travel and guest accompaniment. These individuals may also use the Company aircraft for travel to outside board meetings. Outside boards typically provide some level of reimbursement to the Company for these trips. To the extent travel to outside board meetings or personal or guest travel results in imputed income to the executive, the Company does not provide gross-up payments to cover the executive’s personal income tax due on such imputed income.
Limited Local Transportation
To increase efficiency, Eligible Employees are provided limited local transportation within Cincinnati.

II. Non-Employee Director Programs
This paragraph summarizes a travel program available to spouses, significant others and family members (collectively, “Guests”) who accompany non-employee directors (“Directors”). The purpose of these policies is to familiarize the Guests with the business issues and demands facing the Directors and to meet other Guests and employee spouses (or significant others).
Generally, Guests are permitted to accompany Directors to regular Board meetings and other Board activities, so long as the Director is using Company aircraft and the Guests do not cause incremental aircraft costs. No more than once per year, the Board holds a multi-day offsite meeting, often in a location outside the United States. Guests are also permitted to accompany Directors to these offsite meetings. In some of these cases, the Guests’ travel costs may be considered incremental or may involve commercial flights. The Company arranges and pays for sight-seeing tour, and other incidental costs for Directors and Guests while Directors attend both regular and off-site Board meetings and other Board activities.